July 25, 2019 Dan Lamadrid Dear Dan: On behalf of the Board of Directors (the “Board”) of Ascena Retail Group Inc. (“Ascena” or the “Company”), I am excited to offer you a promotion to Executive Vice President and Chief Financial Officer of the Company. Effective as of August 4, 2019 (the “Effective Date”), this letter sets forth the terms and conditions of your continued employment with Ascena and supersedes and replaces in their entirety all letters, agreements and understandings (whether written or oral) regarding all aspects of your employment, compensation and benefits, including without limitation, the letter agreement between you and Ascena dated August 23, 2017, but excluding the retention letter between the Company and you, dated as of May 1, 2019 (the “Retention Letter”), the Confidentiality, Non-Solicitation and Non-Competition Agreement executed by you on August 23, 2017 and as amended by this letter (the “Restrictive Covenant Agreement”), the Indemnification Agreement between you and the Company dated as of August 28, 2017, and your outstanding equity or other long-term incentive award agreements under the 2016 Plan (as defined below) or any other incentive plan granted prior to the Effective Date. Job Title: Executive Vice President and Chief Financial Officer Reporting To: Chief Executive Officer of Ascena Location: Mahwah, NJ Annualized Base Pay: $600,000 Future base pay adjustments would be based on your performance, business results, economic and competitive factors, and approval from the Stock and Incentive Compensation Committee of the Board (the “Compensation Committee”). Incentive Compensation: Following the Effective Date, you will be eligible for participation in the Incentive Compensation (“IC”) program at a target level of 75% of your annualized base pay. Maximum annual payout is double your target level (i.e., 200%), or $900,000 (based on your current annualized base pay). Payments shall be made in the same form and timing as made to other senior executives of Ascena. The IC program is governed by and subject to the terms and conditions of the Ascena 2016 Omnibus Incentive Plan, as amended (or any successor plan) (the “2016 Plan”).

You must be employed by the Company at the time an IC payment is made in order to receive it. Long Term Incentives: You will continue to be eligible for an annual long-term incentive award under the 2016 Plan or any other applicable incentive plan. In or about October 2019, subject to approval by the Compensation Committee and your continued employment, you will be granted an award of 100,000 non-qualified stock options under the 2016 Plan (the “Time-Based Options”). The Time-Based Options will vest, subject to your continued employment, in equal installments on the first and second anniversaries of the grant date. In addition, in or about October 2019, subject to approval by the Compensation Committee and your continued employment, you will be granted an award of 50,000 non-qualified stock options under the 2016 Plan (the “Performance-Based Options”). The Performance-Based Options will vest as follows, subject to your continued employment from the grant date through the applicable vesting date: 25% of the Performance-Based Options will be eligible to vest if the closing price of the Company’s common stock equals or exceeds $3 per share for a 20- consecutive trading day period on or prior to the third anniversary of the grant date (the “$3 Hurdle”); an additional 25% of the Performance- Based Options will be eligible to vest if the closing price of the Company’s common stock equals or exceeds $5 per share for a 20- consecutive trading day period on or prior to the third anniversary of the grant date (the “$5 Hurdle”); and the remaining 50% of the Performance- Based Options will be eligible to vest if the closing price of the Company’s common stock equals or exceeds $7 per share for a 20- consecutive trading day period on or prior to the third anniversary of the grant date (the “$7 Hurdle” and together with the $3 Hurdle and $5 Hurdle, the “Hurdles”); provided, however, if the $3 Hurdle, $5 Hurdle and/or the $7 Hurdle is actually achieved prior to the second anniversary of the grant date, the portion of the Performance-Based Options related to the achievement of the $3 Hurdle, $5 Hurdle and/or $7 Hurdle that was actually achieved prior to the second anniversary will vest on the second anniversary of the grant date, subject to your continued employment from the grant date through the second anniversary of the grant date, except as expressly provided herein. If the $3 Hurdle, $5 Hurdle and/or $7 Hurdle is not actually achieved by the third anniversary of the grant date, all Performance-Based Options that did not vest as of the third anniversary will be forfeited for no consideration. All grants, including the Time-Based Options and the Performance Based Options, are subject to the terms and conditions of the 2016 Plan, applicable Award Agreements and Plan Description/ Prospectus and are conditioned upon your compliance with the Restrictive Covenant Agreement (as amended by this letter). 2

In the event of your termination by the Company without “Cause” prior to a “Change in Control” (each as defined in the Company’s Executive Severance Plan as in effect from time to time (the “ESP”)) (a “Qualifying Termination”), the Performance-Based Options will be treated as follows, subject to your timely execution and non-revocation of a release used in connection with the ESP (the “Release Condition”):  You will become vested in a pro rata portion of any outstanding and unvested Performance-Based Options for which the applicable Hurdle(s) were actually achieved prior to your Qualifying Termination. Such pro rata portion will be calculated by multiplying the number of Performance-Based Options eligible to vest based on the actual achievement of the applicable Hurdle by a fraction, the numerator of which is the number of days from the grant date of the Performance-Based Options until the termination date and the denominator of which is 1,095. Performance-Based Options that become vested on your Qualifying Termination will remain exercisable for 6 months but in no event later than the expiration date. In the event that your employment with the Company terminates due to your death or Disability (as defined in the 2016 Plan) prior to the second anniversary of the grant date of the Performance-Based Options, then subject to your (or your estate’s or legal representative’s) satisfaction of the Release Condition, the portion of the Performance-Based Options for which the applicable Hurdle(s) were actually achieved prior to the date of termination will become immediately vested. Performance-Based Options that become vested on your termination due to death or Disability will remain exercisable for 6 months but in no event later than the expiration date. In the event of your “Change in Control Related Termination” (as defined in the ESP) and notwithstanding Section 2.2(c) of the ESP, the Performance-Based Options will be treated as follows:  In the event of your Post-Change in Control Termination (as defined in the ESP), and provided that, on or prior to such Post- Change in Control Termination the $3 Hurdle has been satisfied, you will become vested in a portion of the Performance-Based Options based on linear interpolation (rounded to the nearest one-hundredth) between the (x) closing price of the Company’s common stock for the 20-consecutive trading day period immediately preceding the Post-Change in Control Termination (the “Termination Date Price”) and (y) the Hurdles between which the Termination Date Price falls (i.e., between the $3 Hurdle and $5 Hurdle or between $5 Hurdle and $7 Hurdle). By way of example only, if the Termination Date Price is $4, you will become vested in (i) the portion of the Performance-Based 3

Options that vest based on the achievement of the $3 Hurdle to the extent not vested in accordance with this letter prior to the date of your Post-Change in Control Termination and (ii) an additional 50% of the tranche of the Performance-Based Options that would vest upon actual achievement of the $5 Hurdle (i.e., an additional 12.5% of the Performance-Based Options granted pursuant to you). If the Performance-Based Options remain outstanding following the Change in Control, the Hurdles shall be reasonably adjusted to account for the impact of the Change in Control. Any portion of the Performance-Based Options that do not vest based on this paragraph will be forfeited for no consideration on the date of your Post-Change in Control Termination.  In the event of your Pre-Change in Control Termination (as defined in the ESP), and provided that, on or prior to the date that the Change in Control is consummated the $3 Hurdle has been satisfied, the cash payment you will receive pursuant to Section 2.2(c) of the ESP, will include payment in respect of a portion of the Performance-Based Options based on linear interpolation (rounded to the nearest one-hundredth) between the (x) closing price of the Company’s common stock for the 20- consecutive trading day period immediately preceding the Change in Control (the “CIC Closing Date Price”) and (y) the Hurdles between which the CIC Closing Date Price falls (i.e., between the $3 Hurdle and $5 Hurdle or between $5 Hurdle and $7 Hurdle). By way of example only, if the CIC Closing Date Price is $4, the cash payment you will receive pursuant to Section 2.2(c) of the ESP, will include payment in respect of (i) the portion of the Performance-Based Options that vest based on the achievement of the $3 Hurdle to the extent not vested in accordance with this letter prior to the date of your Pre-Change in Control Termination and (ii) an additional 50% of the tranche of the Performance-Based Options that would vest upon actual achievement of the $5 Hurdle (i.e., an additional 12.5% of the Performance-Based Options). You will receive no payment under Section 2.2(c) of the ESP for any portion of the Performance-Based Options that do not vest based on this paragraph will be forfeited for no consideration on the date the Change in Control is consummated. All awards are contingent upon and subject to the approval of the Board or the Compensation Committee under the 2016 Plan or the Ascena Retail Group, Inc. 2012 Cash Incentive Plan. All awards are subject to the terms and conditions of the 2016 Plan or any other applicable plan and any award agreements thereunder. Awards granted to you prior to the Effective Date will remain in effect, subject to, and in accordance, with their terms and conditions. 4

Benefits: You will continue to be eligible to participate in the Company’s benefit plans and programs on the same terms and conditions as in effect immediately prior to the Effective Date. The Company reserves the right, in its sole discretion, to amend, change or discontinue, in whole or in part, any and all of its benefits and/or benefit plans and programs, at any time for any reason. Executive Severance You will continue to be eligible under the ESP as in effect from time to Plan: time. In accordance with the terms of the Retention Letter, your participation in the ESP shall be modified as follows:  in the event of your “Non-Change in Control Termination” (as defined in the ESP), your cash severance level under Section 2.2(a)(i) of the ESP will be 24 months of your then-current base salary; and  in the event of your “Change in Control Related Termination” (as defined in the ESP), the multiple for your cash severance amount under Section 2.2(a)(ii) of the ESP shall be two times (2x) rather than one and one-half times (1.5x). Pursuant to Section 2.4 of the ESP, you will have no duty to mitigate severance payments that you may become eligible to receive under the ESP (as modified herein) and the Company will not reduce its obligation to pay any such severance by any amount that you may earn as base salary from a new employer. Your eligibility to receive severance benefits under the ESP is subject in all respects to the terms, conditions and restrictions of the ESP. If you resign your employment for any reason or your employment is terminated by the Company for any reason other than due to a Non-Change in Control Termination or a Change in Control Related Termination, you will not be eligible for any severance payments from the Company under this Agreement, the ESP or otherwise. Notwithstanding anything to the contrary, in no event shall there be any duplication of severance payments or benefits under any plan, program or policy, or under this letter, the Retention Letter or the Restrictive Covenant Agreement. Restrictive Covenants From and after the Effective Date, (i) the post-termination “Non- Compete Period” (as defined in the Restrictive Covenant Agreement) applicable to you will be one year following your termination for any reason, (ii) the post-termination “Non-Solicit Period” (as defined in the Restrictive Covenants Agreement) applicable to you will be two years following your termination for any reason, and (iii) such restrictions shall apply without any requirement of the Company to make any additional payments to you in the event of your termination by the Company without Cause and if you are receiving severance payments and benefits under the ESP as provided under this letter. 5

At the Company, an employment at-will relationship prevails and the employment relationship can be terminated with or without notice, at any time, by either you or Ascena. Taxes: Any payments or benefits to be made or provided to you pursuant to this letter shall be subject to any withholding tax (including social security contributions and federal income taxes) as shall be required by federal, state and local withholding tax laws. This letter is intended to be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986 and the guidance promulgated thereunder, and will be interpreted, administered and operated in a manner consistent with that intent. Each payment to you shall be treated as a separate payment, and any right to a series of installment payments is to be treated as a right to a series of separate payments. Payments and benefits that may be provided to you under the ESP shall be subject to Section 7.8 of the ESP. Entire Agreement: This letter sets forth the entire agreement and understanding between you and the Company relating to the subject matter hereof and supersedes any and all prior agreements, arrangements and understandings, written and oral, relating to the subject matter hereof, including the letter between you and the Company dated as of August 23, 2017, but excluding your award agreements under the 2016 Plan, the Retention Letter, and the Restrictive Covenants Agreement. This offer letter shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to conflicts of laws principles. Waiver and Release: In consideration of the terms, conditions and benefits, monetary and otherwise, set forth in this letter agreement, you hereby release and waive any and all legal and contractual claims and claims of entitlement, know or unknown, that you have or may have against Ascena and/or its affiliates, directors, officers or employees, based on any facts, events or circumstances occurring through the date you sign this letter, other than with respect to any outstanding equity awards or vested, accrued benefits you may have under the terms and conditions of any applicable plan or agreement. You hereby acknowledge that you are not aware of any claims you may currently have against Ascena and/or its affiliates, directors, officers or employees. Please sign both copies of this letter, keep one for your records and return one to me. Once again, congratulations on your new position. Sincerely, I accept your offer as specified above. /s/ Gary Muto /s/ Dan Lamadrid Gary Muto Dan Lamadrid Chief Executive Officer Date: July 25, 2019 6